Exhibit 99.6

10 S. Riverside Plaza, Suite 1800
Chicago, IL 60606
(312) 474-6388

February 10, 2010

The Bank of New York Mellon, N.A., as trustee for Trapeza CDO III, LLC and Trapeza CDO IV, LLC
601 Travis Street, 16th Floor
Houston, TX 77002
Attention: Joe Christianson

Re: Corus Statutory Trust II

Ladies and Gentlemen:

We are in receipt of your letters dated January 29, 2010 (the “Acceleration Notice”) addressed to Corus Bankshares, Inc., as Depositor (the “Company”) and The Bank of York Mellon Trust Company, N.A., as Property Trustee and as Note Trustee. The Acceleration Notice declares, on behalf of Trapeza CDO III, LLC and Trapeza CDO IV, LLC (the “Securityholders”), that the principal amount of all the Notes are due and payable immediately with reference to a Note Event of Default (defined in the Trust Agreement as any “Event of Default” specified in the Indenture) which purportedly occurred on September 11, 2009 and Section 6.10(a) of that certain Amended and Restated Trust Agreement dated as of June 24, 2003 (the “Trust Agreement”) among the Company, The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York) and the other Trustees named therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Trust Agreement.

While the Acceleration Notice does not specifically cite to exactly which Note Event of Default has allegedly occurred, the Company disagrees that any Note Event of Default has occurred. Accordingly, the Securityholders have no right to accelerate the Notes. We assume that the basis of the allegation is that a Note Event of Default somehow occurred on September 11, 2009 as a result of the appointment by the Office of the Comptroller of the Currency of the Federal Deposit Insurance Corporation (the “FDIC”) as the receiver for the Company’s subsidiary, Corus Bank, National Association. The only Note Event of Defaults which could possibly relate to the appointment of a receiver or similar official are Sections 5.1(d) and 5.1(e).

Section 5.1(d) of the Indenture reads as follows:

“(d) the entry by a court having jurisdiction in the premises of a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or”

There is no supportable argument for the existence of a Note Event of Default under the above Section because, among other things, no court has taken any of the above described actions with respect to the Company or any substantial part of its property.

Section 5.1(e) of the Indenture reads as follows:

“(e) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt or insolvent, or the taking of corporate action by the Company in furtherance of any such action.”

There is no supportable argument for the existence of a Note Event of Default under the above Section because, among other things, the Company has at no time consented “to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property”. When the FDIC is appointed as receiver for a bank, no consent is required by the FDIC or given by the bank’s holding company.

For the reasons set forth above, the Company requests that the Trustee and Securityholders immediately rescind, withdraw and annul the Acceleration Notice.

Please note that the Company does not waive, and hereby expressly reserves, all rights and remedies with respect to the foregoing or any other matter relating to the Trust Agreement, Indenture and related agreements.

Please replace the address for notices and other communications with the Company which may be provided under the Trust Agreement or otherwise with the following:

Corus Bankshares, Inc.
10 South Riverside Plaza, Suite 1800
Chicago, IL 60606
Attention: Michael J. Minnaugh
Fax: (312) 474-6382
Email: mminnaugh@corusbankshares.com

Please contact Michael Minnaugh at (312) 474-6391 with any questions concerning this letter.

Sincerely,

CORUS BANKSHARES, INC.

By:
Name: Michael J. Minnaugh
Title: Chief Financial Officer

cc:	The Bank of New York Mellon Trust Company, N.A. Trapeza CDO III, LLC Trapeza CDO IV, LLC